                                                                      Exhibit 11

                        CENTOCOR, INC. AND SUBSIDIARIES
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                  (unaudited)
                     (in thousands, except per share data)


Computation of Earnings (Loss) Per Common Share

                                                         Three months ended        Six months ended
                                                               June 30,                 June 30,
                                                         1997         1996         1997        1996
                                                        ------       ------       ------      ------
PRIMARY:

    Weighted average shares outstanding                 69,688       67,645        69,603     63,901
    Net effect of dilutive stock option and warrants
      based on the treasury stock method using
      average market price                               1,909            -         2,026          -
                                                      ---------    ---------     ---------  ---------

    Totals                                              71,597       67,645        71,629     63,901
                                                      =========    =========     =========  =========

    Net income (loss)                                  $   720     ($ 4,323)      $ 3,991   ($14,021)
                                                      =========    =========     =========  =========

    Per share amount                                   $  0.01     ($  0.06)      $  0.06   ($  0.22)
                                                      =========    =========     =========  =========

  FULLY DILUTED:

    Weighted average shares outstanding                 69,688       67,645        69,603     63,901
    Net effect of dilutive stock option and warrants
      based on the treasury stock method using
      average market price which is greater than
      quarter-end market price                           1,909            -         2,026          -
                                                      ---------    ---------     ---------  ---------

    Totals                                              71,597       67,645        71,629     63,901
                                                      =========    =========     =========  =========

    Net income (loss)                                  $   720     ($ 4,323)      $ 3,991   ($14,021)
                                                      =========    =========     =========  =========

    Per share amount                                   $  0.01     ($  0.06)      $  0.06   ($  0.22)
                                                      =========    =========     =========  =========

Note: Common stock equivalents which would have an antidilutive effect on the calculations of per share data are not included in the above analysis.